Exhibit 99.1

Perry Ellis International Announces Strong Results for Q1 Fiscal Year 2009

•	Record revenues of $243.5 million – a 6.5% increase

•	Gross profit of $84.6 million – an 8.7% increase

•	Gross margin at 34.7% – a 72 bps improvement

•	Earnings per fully diluted share of $0.60

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter ended April 30, 2008 (“first quarter of fiscal 2009”). For the first quarter of fiscal 2009, total revenues grew to $243.5 million, a $14.8 million increase compared to $228.8 million reported in the first quarter of the fiscal year ended April 30, 2007 (“first quarter of fiscal 2008”). Revenue increases were driven by the Company’s growth platforms – Perry Ellis collection, swimwear/action sports, Hispanic & golf lifestyles, direct retail plus initial shipments of the recently acquired women’s contemporary brands—Laundry and C&C California.

Gross profit increased by $6.8 million to $84.6 million compared to $77.8 million during the first quarter of fiscal 2008 with gross margin rising 72 basis points to 34.7% of net revenues. This improvement was driven by growth initiatives that focus on higher margin platforms such as the Perry Ellis retail division and the branded business – particularly Perry Ellis, Nike Swim, Hispanic, golf lifestyle brands, women’s contemporary – and the reduction in bottoms private label programs, particularly at the mass distribution channel.

“Our diversification strategy has proven its validity once again, as we delivered increased revenues and gross profit while exceeding analysts’ expectations despite a difficult domestic retail environment. We attribute our continued strength to the advantages of our business model,” said Oscar Feldenkreis, President and Chief Operating Officer. “Our brands continue to perform strongly at retail, and we remain very optimistic about achieving the goals we set for Perry Ellis International this year,” Mr. Feldenkreis continued.

First quarter of fiscal 2009 operating expenditures grew by $7.7 million due to expenses related to the integration of women’s contemporary brands—Laundry and C&C California in February of 2008 and the closing of the Company’s distribution facility in Winnsboro, S.C. The Company also incurred incremental costs related to the Perry Ellis retail expansion strategy, with two new stores, and investment in the European and boys wear divisions. As a result, EBITDA was $22.3 million for the first quarter of fiscal 2009, compared to $23.2 million, representing a reduction of $0.9 million over the same period last year. A table showing the reconciliation of EBITDA to net income is attached. Net income was $9.1 million, a 4.3% reduction compared to $9.5 million reported in the first quarter of fiscal 2008. Earnings at $0.60 per fully diluted share were flat compared to $0.60 for the same period last year.

“The investments we have made in our new businesses and in our strengthened infrastructure are a reflection of the many opportunities that lie ahead for our company and our confidence in our future growth prospects,” Mr. Feldenkreis concluded.

The Company strengthened its financial position for yet another quarter. Proactive retail planning and strong sell-throughs led to a decrease in inventories of $10.9 million compared to the same period last year, and at quarter end were $140.8 million. This decrease is in spite of a 6.5% revenue growth.

Strong cash flow and disciplined cash management also allowed the Company to reduce its senior credit facility by $3.0 million to $65.3 million, compared to $68.3 million at April 30, 2007. The Company’s total debt was $240.1 million at the end of first quarter of fiscal 2009. Debt to total capital ratio decreased to 46% from 49% compared to April 30, 2007. Excluding the contemporary women’s acquisitions, funded by its senior credit facility in the amount of $33.1 million, the Company’s total debt would be $207.0 million and its debt to total capital ratio would be 42% as adjusted.

“We delivered yet another extraordinary quarter of profitable growth, strong cash flow and disciplined management to our shareholders. Our positive outlook is a testament to the strength of our brands, growth platforms and diversified business model,” George Feldenkreis, Chairman and CEO, commented.

Fiscal 2009 Guidance

The Company confirmed its guidance for the twelve months ending January 31, 2009 (“fiscal 2009”) at $910—$925 million in revenues and at $1.95—$2.00 per fully diluted share.

“We remain confident in our ability to sustain our positive performance throughout fiscal 2009. Strength across our platforms is providing for our near term growth and we expect our current investments in new initiatives – women’s contemporary, boys and retail expansion—to start delivering results during the second half of the year,” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Original Penguin® by Munsigwear, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended April 30,
	2008	2007
Revenues
Net sales	$237,762	$222,619
Royalty income	5,787	6,151

Total revenues	243,549	228,770
Cost of sales	158,982	150,980

Gross profit	84,567	77,790
Operating expenses
Selling, general and administrative expenses	62,268	54,593
Depreciation and amortization	3,666	2,928

Total operating expenses	65,934	57,521

Operating income	18,633	20,269
Interest expense	4,491	5,248

Income before minority interest and income taxes	14,142	15,021
Minority interest	327	147
Income tax provision	4,708	5,362

Net income	$9,107	$9,512

Net income per share
Basic	$0.63	$0.65

Diluted	$0.60	$0.60

Weighted average number of shares outstanding
Basic	14,484	14,660
Diluted	15,161	15,973

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	April 30, 2008	January 31, 2008
Assets
Current assets:
Cash and cash equivalents	$12,249	$13,360
Accounts receivable, net	172,411	138,086
Inventories, net	140,784	136,431
Other current assets	20,907	19,283

Total current assets	346,351	307,160

Property and equipment, net	75,155	78,954
Intangible assets, net	220,685	192,656
Other assets	7,145	7,495

Total assets	$649,336	$586,265

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$38,732	$52,041
Accrued expenses and other liabilities	31,470	27,945
Senior credit facility	65,325	—
Accrued interest	2,120	5,200
Unearned revenues	4,699	4,104

Total current liabilities	142,346	89,290

Long term liabilities:
Senior subordinated notes payable	149,285	149,244
Real estate mortgage	25,047	26,066
Deferred pension obligation	12,905	12,905
Unearned revenues and other liabilities	31,238	31,940

Total long term liabilities	218,475	220,155

Total liabilities	360,821	309,445

Minority interest	3,022	3,293

Stockholders’ equity
Preferred stock	—	—
Common stock	150	147
Additional paid in capital	101,438	96,389
Retained earnings	188,668	179,561
Accumulated other comprehensive income	(486)	1,518

Total	289,770	277,615
Common stock in treasury	(4,277)	(4,088)

Total stockholders’ equity	285,493	273,527

Total liabilities and stockholders’ equity	$649,336	$586,265

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended April 30,
	2008	2007
Net income as reported	$9,107	$9,512
Plus:
Depreciation and amortization	3,666	2,928
Interest expense	4,491	5,248
Minority interest	327	147
Income tax provision	4,708	5,362

EBITDA	$22,299	$23,197

Gross profit	$84,567	$77,790
Less:
Selling, general and administrative expenses	(62,268)	(54,593)

EBITDA	$22,299	$23,197

Total revenues	$243,549	$228,770
EBITDA margin percentage of revenues	9.2%	10.1%

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.